SUB-ITEM 77H
                                 MFS VARIABLE INSURANCE TRUST

       As of December 31, 2001, changes in entities beneficially owning more than 25% of any one series' voting securities, thereby becoming controlling entities of such series, are as follows:
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

SERIES                        OWNER AND ADDRESS                   % OF SHARES OWNED
MFS High Income Series        Hartford Life & Annuity Insurance        34.00%
                              Co. Separate Account Seven
                              Attn David Ten Broeck
                              200 Hopmeadow St.
                              Simsbury, CT  06089-9793

MFS Global Governments Series CUNA Mutual Life Insurance Co.           25.85%
                              GA Account
                              Attn Fund Accounting
                              2000 Heritage Way
                              Waverly IA 50677-9208

MFS Value Series              MFS Fund Distributors, Inc.             100.00%
                              C/o Massachusetts Financial Services Co.
                              Attn: Thomas B. Hastings
                              500 Boylston St. 9th FL.
                              Boston, MA 02116


         As of December 31, 2001, the following entities no longer beneficially owned more than 25% of any one series' voting securities, thereby ceasing to be controlling entities of such series.
         MFS Capital Opportunities Series             United of Omaha

         MFS High Income Series                       United of Omaha

         MFS Bond Series                              Keyport Life Insurance Co.

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